EXHIBIT 99.1

ALEXANDRIA REAL ESTATE EQUITIES, INC.

Updated 2019 guidance

The following updated guidance is based on our current view of existing market conditions and other assumptions for the year ending December 31, 2019.

Guidance
Summary of Key Changes in Guidance	As of 6/20/19	As of 4/29/19
Occupancy percentage for operating properties in North America as of December 31, 2019(1)	97.2% to 97.8%	97.7% to 98.3%
Capitalization of interest	$79M to $89M	$72M to $82M
Interest expense	$167M to $177M	$172M to $182M
Value-creation pipeline as a percentage of gross investment in real estate as of December 31, 2019	Less than 15%	8% to 12%

(1)                Updated guidance for occupancy percentage for operating properties in North America as of December 31, 2019, reflects the pending acquisition of a campus located in our San Diego market that includes multiple operating buildings aggregating 560,000 RSF which is 76% leased.

Projected Earnings per Share and Funds From Operations per Share Attributable to Alexandria’s Common Stockholders – Diluted, as Adjusted	As of 6/20/19	As of 4/29/19
Earnings per share(1)	$2.65 to $2.75	$2.65 to $2.75
Depreciation and amortization	4.85	4.85
Allocation of unvested restricted stock awards	(0.05)	(0.05)
Funds from operations per share(2)	$7.45 to $7.55	$7.45 to $7.55
Unrealized gains on non-real estate investment(1)	(0.65)	(0.65)
Loss on early extinguishment of debt	0.07	0.07
Preferred stock redemption charge	0.02	0.02
Allocation to unvested restricted stock awards	0.01	0.01
Funds from operations per share, as adjusted	$6.90 to $7.00	$6.90 to $7.00
Midpoint	$6.95	$6.95

(1)          Excludes future unrealized gains or losses from changes in fair value of equity investments after March 31, 2019, that are required to be recognized in earnings.

(2)          Calculated in accordance with standards established by the Advisory Board of Governors of Nareit (the “Nareit Board of Governors”). Refer to the definition of “Funds From Operations and Funds From Operations, As Adjusted, Attributable to Alexandria’s Common Stockholders” in the “Non-GAAP Measures and Definitions” section within Item 2 of our quarterly report on Form 10-Q for the quarter ended March 31, 2019 for additional information.

Key Assumptions(1)	2019 Guidance
(Dollars in millions)	Low	High
Occupancy percentage for operating properties in North America as of December 31, 2019	97.2%	97.8%

Lease renewals and re-leasing of space:
Rental rate increases	26.0%	29.0%
Rental rate increases (cash basis)	13.0%	16.0%

Same property performance:
Net operating income increase	1.0%	3.0%
Net operating income increase (cash basis)	6.0%	8.0%
Straight-line rent revenue	$95	$105	(2)
General and administrative expenses	$108	$113
Capitalization of interest	$79	$89
Interest expense	$167	$177

(1)          The completion of our development and redevelopment projects will result in an increase in interest expense and other project costs because these project costs will no longer qualify for capitalization and will therefore be expensed as incurred. Our assumptions for occupancy, rental rate growth, same property net operating income growth, straight-line rent revenue, general and administrative expenses, capitalization of interest, and interest expense are included in the tables above and are subject to a number of variables and uncertainties, including those discussed as “Forward-Looking Statements” under Part I; “Item 1A. Risk Factors”; and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our annual report on Form 10-K for the year ended December 31, 2018 and those discussed as “Item 1A. Risk Factors” and “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our quarterly report on Form 10-Q for the quarter ended March 31, 2019. To the extent our full-year earnings guidance is updated during the year, we will provide disclosure supporting reasons for any significant changes to such guidance.

(2)          Approximately 45% of straight-line rent revenue represents initial free rent on recently delivered and expected 2019 deliveries of new Class A properties from our development and redevelopment pipeline.

Key Credit Metrics	2019 Guidance
Net debt to Adjusted EBITDA – fourth quarter of 2019, annualized	Less than or equal to 5.3x
Net debt and preferred stock to Adjusted EBITDA – fourth quarter of 2019, annualized	Less than or equal to 5.4x
Fixed-charge coverage ratio – fourth quarter of 2019, annualized	Greater than 4.0x
Value-creation pipeline as a percentage of gross investments in real estate as of December 31, 2019	Less than 15%

Summary of Key Changes in Key Sources and Uses of Capital Guidance	Guidance Midpoint
(In millions)	As of 6/20/19	As of 4/29/19
Acquisitions	$1,550	$630
Real estate dispositions and partial interest sales	$432	$312
Common equity	$1,200	$525

	2019 Guidance			Certain
Key Sources and Uses of Capital (In millions)	Range		Midpoint	Completed Items
Sources of capital:
Net cash provided by operating activities after dividends	$170	$210	$190
Incremental debt	610	570	590
Real estate dispositions and partial interest sales:
Sale of partial interest in core Class A property	438	438	438	$438 (1)
Other	382	482	432	(2)
Common equity	1,150	1,250	1,200	$609 (3)
Total sources of capital	$2,750	$2,950	$2,850

Uses of capital:
Construction	$1,250	$1,350	$1,300
Acquisitions	1,500	1,600	1,550	(4)
Total uses of capital	$2,750	$2,950	$2,850

Incremental debt (included above):
Issuance of unsecured senior notes payable(5)	$850	$850	$850	$850
Assumption of secured note payable	28	28	28	$28
Repayments of secured notes payable	(310)	(320)	(315)	$(300)
$2.2 billion unsecured senior line of credit/other	42	12	27
Incremental debt	$610	$570	$590

(1)    Refer to the “Real Estate Asset Sales” subsection of the “Investments in Real Estate” section within Item 2 of our quarterly report on Form 10-Q for the quarter ended March 31, 2019 for additional information.

(2)    Refer to  the “Sale of Partial Interest in Joint Venture” under the “Recent Developments” section within Item 8.01 of this current report on Form 8-K for additional information.

(3)    Refer to “At-the-Market Common Stock Offering Program” under the “Recent Developments” section within Item 8.01 of this current report on Form 8-K for additional information on activity under our “at-the-market” common stock offering program in May 2019.

(4)    Refer to “Acquisitions” under the “Recent Developments” section within Item 8.01 of this current report on Form 8-K for additional information on completed acquisitions.

(5)    In addition to the $850 million in unsecured senior notes payable issued in March 2019, we expect to review opportunities to refinance, over the next several quarters, $400 million of unsecured senior notes payable with a stated rate of 2.75% and a maturity date of January 15, 2020.